UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_________________

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 5, 2009

Footstar, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11681 (Commission File Number)	22-3439443 (IRS Employer Identification No.)

933 MacArthur Boulevard Mahwah, New Jersey (Address of Principal Executive Offices)	07430 (Zip Code)

Registrant’s telephone number, including area code:  (201) 934-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors;Appointment of Certain Officers; Compensatory Arrangements of
          Certain Officers.

On May 5, 2009, at a Special Meeting of shareholders of Footstar, Inc. (the “Company”), the Company’s shareholders adopted and approved a plan of complete dissolution and liquidation of the Company (the “Plan”) as outlined in the Company’s definitive proxy statement which was filed with the Securities and Exchange Commission on April 6, 2009 (the “Proxy Statement”).  After the Special Meeting,  the Company filed a Certificate of Dissolution with the Secretary of State of Delaware.  The Board of Directors disclosed in the Proxy Statement that it anticipated that, if the Plan was approved, the size of the Board of Directors would be reduced from seven to three members.  Therefore, in connection with the dissolution of the Company, on May 5, 2009, Michael A. O’Hara, Alan I. Weinstein, Gerald F. Kelly, Jr., and Steven D. Scheiwe resigned from the Board of Directors effective immediately.

On May 5, 2009, the Company determined to award to each of Maureen Richards, Senior Vice President, General Counsel and Corporate Secretary, and Michael J. Lynch, Senior Vice President and Chief Financial Officer, a lump sum cash payment in the amount of $30,000, which is payable promptly and in no event later than 15 days following their respective termination of employment.  Ms. Richards’ and Mr. Lynch’s employment is expected to terminate on May 15, 2009.  Such lump sum cash payments will be in consideration for the agreement by each of Ms. Richards and Mr. Lynch to assist the Company after their respective employment is terminated in connection with any claims or administrative matters that may arise from time to time in connection with the wind-down of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Footstar, Inc.

Date: May 6, 2009	By:	/s/ Maureen Richards
		Name:	Maureen Richards
		Title:	Senior Vice President, General Counsel and Corporate Secretary